                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 15, 2001
                                                 ---------------


                      PHOENIX WASTE SERVICES COMPANY, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                0-27832               22-3755400
        ----------------------------------------------------------------
        (State or other         (Commission           (IRS Employer
        jurisdiction of         File Number)          Identification No.)
        incorporation)


               60 Park Place, Suite 509, Newark, New Jersey 07102
          -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (973) 297-5400
                                                           --------------


                                       N/A
       ------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

PLEASE ADDRESS ALL CORRESPONDENCE TO:   Mark Gasarch, Esq.
                                        40 West 57th Street
                                        33rd Floor
                                        New York, New York 10019


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Item 5. Other Events

On March 15, 2001 Phoenix Waste Services Company, Inc. (the "Company") entered into a non binding letter of intent to purchase all of the outstanding shares of Miners Oil Company, Inc., Miners Fuel Company, Inc. and Miners Environmental, Inc. (the "Miners Entities"), Pennsylvania corporations located in Tremont, Pennsylvania for a purchase price of no less than $8,000,000 and no greater than $8,600,000 depending upon the Miners Entities' earnings before interest, taxes, depreciation and amortization ("EBITDA") for its fiscal years 2001 and 2002. At closing, the Company will pay to the owners of the Miners Entities $8,000,000 in cash plus plus up to $300,000 in total for each of fiscal years 2001 and 2002 provided that the EBITDA of the Miners Entities exceeds $4,000,000 in each of those two years. A definitive Stock Purchase Agreement is anticipated to be executed within 120 days, with a closing 60 days thereafter.

The Miners Entities operate a long haul solid waste transporting business, a fuel oil supply business and a specialty waste company in Pennsylvania and New Jersey. For the fiscal year 2000 (unaudited) the Miners Entities showed total sales of approximately $58,000,000 an EBITDA of approximately $4,000,000 and a net worth of approximately $2,600,000.

The closing of this transaction is dependent upon, among other factors, the completion of the Company's due diligence, the drafting of a Stock Purchase Agreement acceptable to all parties, the approval of the transaction by the Company's Board of Directors and the Company being able to obtain financing for the purchase of the Miners Entities on terms suitable to the Company.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2001


                                            PHOENIX WASTE SERVICES COMPANY, INC.
                                            (Registrant)



                                            By /s/ Richard L. Franks
                                               ---------------------------------
                                              Richard L. Franks, Vice-President,
                                                 General Counsel, Secretary